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                                                                    EXHIBIT 23.1

We consent to the reference to our firm under the captions "Selected Consolidated Financial Information" and "Experts" in the Registration Statement (Form S-3) and related Prospectus of Overseas Shipholding Group, Inc. for the registration of 3,450,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 3, 1993, with respect to the consolidated financial statements of Overseas Shipbuilding Group, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1992 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.







                                                                   ERNST & YOUNG



New York, New York
January 28, 1994